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                                                            OMB APPROVAL
   FORM 3                                         ------------------------------
                                                  OMB Number           3235-0104
-------------                                     Expires:     December 31, 2001
                                                  Estimated average burden hours
                                                  per response...............0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
           Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person    2. Date of Event       4.  Issuer Name and Ticker or Trading Symbol
                                              Requiring Statement     Pope & Talbot, Inc. (POP)
         Norske Skog Canada Limited          (Month/Day/Year)
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(Last)       (First)        (Middle)       June 15, 2001          5.  Relationship of Reporting      6. If Amendment, Date of
                                                                      Person(s) to Issuer               Original (Month/Day/Year)
700 West Georgia Street, 9th Floor                                    (Check all applicable)
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             Street                        3. IRS or Social              Director       X 10% Owner  -------------------------------
                                              Security Number         ---              ---           7.  Individual or Joint/Group
                                              of Reporting                                               Filing (Check Applicable
                                              Person (Voluntary)         Officer          Other          Line)
                                                                      ---              ---            X  Form filed by One Reporting
                                                                         (give title      (specify   --- Person
                                                                         below)           below)
                                                                                                         Form filed by More than one
                                                                   --------------------------------  --- Reporting Person
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Vancouver, British Columbia    V7Y1J7
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(City)        (State)          (Zip)                              Table I -- Non-Derivative Securities Beneficially Owned
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1.   Title of Security                                       2. Amount of Securities   3. Ownership Form:   4. Nature of Indirect
     (Instr. 4)                                                 Beneficially Owned        Direct (D) or        Beneficial Ownership
                                                                (Instr. 4)                Indirect             (Instr. 5)
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Common Stock                                                 1,750,000                 D
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  Reminder:    Report on a separate line for each class of securities beneficially owned directly or indirectly               (Over)

  * If the form is filed by more than one reporting person, see instruction 5(b)(v).

Form 3 (continued)

           TABLE II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative   2. Date Exercisable and   3. Title and Amount of Securities   4. Conversion   5. Ownership    6. Nature of
   Security (Instr. 4)      Expiration Date           Underlying Derivative Security      or Exercise     Form of         Indirect
                            (Month/Day/Year)          (Instr. 4)                          Price of        Derivative      Beneficial
                                                                                          Derivative      Security:       Ownership
                                                                                          Security        Direct (D)      (Instr. 5)
                                                                                                          or Indirect
                                                                                                          (I) (Instr. 5)
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                             Date     Expiration          Title          Amount or
                          Exercisable    Date                            Number of
                                                                           Shares
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Explanation of Responses:

**     Intentional misstatements or omissions of facts constitute
       Federal Criminal Violations. See 18 U.S.C. 1001
       and 15 U.S.C. 78ff(a).                                                /s/ Ralph Leverton                    June 15, 2001
Note:  File three copies of this Form, one of which must be manually    -----------------------------------  -----------------------
       signed.  If space is insufficient, see Instruction 6             Ralph Leverton                                  Date
       for procedure.                                                   Secretary, on behalf of
                                                                        Norske Skog Canada Limited


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